Exhibit 99.1

Pluristem and Innovative Medical Management Co., Ltd. Mutually
Agree to Extend the Time to Execute the Definitive Investment
Agreements Due to New Chinese Monetary Policy

HAIFA, ISRAEL, December 23, 2016 -- Pluristem Therapeutics Inc. (NasdaqCM: PSTI, TASE: PLTR), a leading developer of placenta-based cell therapy products, today announced that following the recently adopted Chinese policy relating to outbound investments by Chinese companies, it has agreed with China-based Innovative Medical Management Co., Ltd. (stock code: 002173), a publicly listed Chinese Company active in the healthcare industry,  to extend the time of execution of the definitive agreements for Innovative Medical’s proposed investment of $30,000,000.  Pursuant to the existing term sheet, the parties intended to enter into definitive agreements no later than December 26, 2016. As a result of the recently adopted Chinese policy, the parties now plan to continue the discussions with respect to the definitive agreements until they have received further clarification about such policies, which is expected during the first half of 2017.

This press release does not constitute an offer to sell or a solicitation of an offer to buy Pluristem’s securities and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to, those statements regarding Pluristem’s proposed private placement of its securities, the proposed timing of the Chinese government’s relieving of the policy relating to restrictions of outbound investments by Chinese companies and the plan of its intention to enter into definitive agreements.  Pluristem may not be successful in negotiating definitive documentation by the time period expected or at all, and even if successful, the sale of securities may not be completed if the conditions to closing such sale are not met. These forward-looking statements and their implications are based on the current expectations of the management of Pluristem only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements contained in this press release are subject to risks and uncertainties, including those discussed in Pluristem's reports filed from time to time with the SEC. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Pluristem Therapeutics Inc.
Karine Kleinhaus, MD, MPH
Divisional VP, North America
1-914-512-4109
karinek@pluristem.com